Exhibit 99.1

Chico's FAS, Inc.	CHS	Q1 2016 Earnings Call	May 26, 2016
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Jennifer Powers – Vice President-Investor Relations, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Kayla R. Berg – Analyst, Piper Jaffray & Co. (Broker)
Betty Chen – Analyst, Mizuho Securities USA, Inc.
Julie Kim – Analyst, Nomura Securities International, Inc.
Edward J. Yruma – Analyst, KeyBanc Capital Markets
Doug Drummond – Analyst, Wolfe Research, LLC
Marni Shapiro – Co-Founder & Managing Partner, The Retail Tracker
Gabriella Carbone – Analyst, Deutsche Bank Securities, Inc.
Susan K. Anderson – Analyst, FBR Capital Markets & Co.
Leslie Elder – Analyst, RBC Capital Markets LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Chico’s FAS, Inc. First Quarter 2016 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Jennifer Powers, Vice President of Investor Relations. Please go ahead.

Jennifer Powers, Vice President-Investor Relations

Thanks, Andrew, and good morning, everyone. Welcome to Chico’s FAS First Quarter Earnings Conference Call and Webcast. Joining me today at our national store support center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer.

As a reminder, any forward-looking statements and quarter-to-date data points that we make today are subject to risks and uncertainties, the most important of which are described in our SEC filings and in today’s earnings release. In these remarks we are excluding Boston Proper from all financial data discussed today for comparability purposes.

Additionally, we’ll refer to adjusted earnings per share which is a non-GAAP financial measure. A reconciliation to our GAAP earnings per share is included in today’s press release for your reference.

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Chico's FAS, Inc.	CHS	Q1 2016 Earnings Call	May 26, 2016
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And with that, I’ll turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director

Thank you, Jennifer. Good morning, everyone. I will first review our financial results for the quarter and then secondarily discuss the progress we’re making on our four focus areas that I introduced on our last earnings call in February. Our first quarter sales and earnings were well below our expectations. Along with a broad cross-section of retail, a sharp traffic slowdown beginning in March impacted our results. Chico’s FAS adjusted earnings per share for the quarter were $0.25 versus $0.30 last year. Our total sales were down 4.4% while comparable sales were down 4.2% versus last year. Despite the challenged macro trends, our effective marketing campaign and our tremendously loyal customers enabled us to drive higher traffic to our stores compared with overall apparel and accessory mall traffic.

Moreover, once we got her into our stores our vibrant associates delivered our amazing personal service, producing higher conversion rates and only slightly negative transactions when compared to last year. However, our service and increased conversion were not enough to completely offset the weak traffic and sales across the industry as a decline in our average dollars sale led to negative comparable sales. Consistent with our focus on financial discipline we acted quickly to reduce spending in response to the negative sales and traffic trends. We cut our SG&A expense by over 3% or $7 million year-over-year. We also reduced our capital expenditures by $7 million compared to the first quarter of last year.

While these were important cost reduction actions for the quarter, just as important is the fact that we have identified a number of additional and significant operating efficiency initiatives as part of our continued focus on financial principles discussed on our last earnings call. I will speak about these new initiatives as well as our progress on our other operating improvement priorities shortly.

First let’s review the results by brand. Chico’s comparable sales were down 5.4%. Jackets, jewelry and dresses resonated with our customers as she sought our unique fashions. Additionally, we capitalized on the current trends with our cold shoulder woven tops. However, our warmer-weather styles such as printed and cropped pants did not sell as well; knits and sweaters were also weaker as fashion trends have been shifting from knits to woven.

Looking ahead to next quarter we’re excited about our new silhouettes and designs such as printed palazzo pants and our maxi dress assortment.

Turning to White House | Black Market, comparable sales were down 3.8%. Our denim, woven tops and accessory businesses were very strong. However, similar to Chico’s, knits and sweaters were down versus last year. We’re pleased with the progress that we have made on the evolved aesthetic of the brand. The response from our focus groups and in-store feedback has been very positive. At this time, we’re focusing on rebuilding the White House | Black Market special occasion business that our customers have sorely missed and have come to expect from our brand. We expect to benefit from our renewed special occasion focus by later this year.

Heading into summer, the White House | Black Market collection builds on the soft bohemian trend, but with more polish. Softer, less-structured dresses are resonating with our customers and we are offering an assortment in sheer, chiffon, holly and printed fabrics.

Now on to Soma. Comparable sales were a positive 0.5%. The launch of our Enticing bra, with none of the push but all of the up, was a tremendous success. It was our highest-volume bra launch ever. Soma’s overall comparable sales were impacted by the challenging traffic environment, but

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importantly, the brand was able to leverage their maintained margin rate as a percentage of sales versus last year.

Soma’s elevated creative featuring more central imagery in print and on TV helped drive more traffic to our stores compared to the overall mall. The campaign also drove traffic online, reinforcing our view that customers are buying online even without trying the product on in our stores.

During the quarter, once again, bras, swim and sleepwear were our strongest categories. Our pipeline of new bra launches will continue throughout the year and we’re introducing a new bra this summer which will be followed by several more major launches.

Before turning the call over to Todd, I want to update you on the progress we’re making. Now that I have been here for nearly six months, or 176 days for those of you that are still counting, I’ve completed my in-depth review of Chico’s FAS. The four focus areas that I spoke about in February remain our key operating priorities, and we can now provide more details on them.

As you recall, these priorities aim to improve performance and increase shareholder value by: evolving our customer experience, leveraging actionable retail science, strengthening our brands’ positions and continuing to sharpen our financial principles. We are certainly making progress against these priorities.

Last month, we announced a realignment of marketing and digital commerce which address two of our priority areas, strengthening our brands’ positions and sharpening our financial principles. The realignment reduces costs by $14 million annually and puts decision-making back into the hands of our brands, bringing us closer to our customers and resulting in a leaner, more simplified structure.

While an encouraging first step, given my previous experience, I know that this business can be much more successful by focusing on the profitability of each transaction and that there are other actions we can take to further improve results and increase shareholder value. In this regard, today we are announcing several new operating efficiency initiatives.

In addition to creating significant cost savings, these opportunities advance our progress against the other priorities I introduced to you in February. Including the $14 million savings from the marketing realignment that we announced in April, the new actions that we are announcing today are expected to result in an aggregate savings of $65 million to $85 million annually, with $15 million of those dollars anticipated in 2016.

The three initiatives generating these savings are supply chain efficiency, non-merchandise expense reduction and further marketing spend optimization beyond what we’ve already announced in April.

We have also identified additional savings through process realignment and clarifying our organizational structure, including roles and responsibilities. I will share more information and estimated savings once these details get finalized. For today I’m going to focus on the changes that we are making to our supply chain, our non-merch procurement area and marketing, and why these changes are critically important.

Last year, Chico’s FAS implemented several key cost-cutting actions including slowing our square footage growth, closing stores and implementing an organizational realignment which reduced our headquarters and field management head count by 12%. The actions we’re announcing today build upon those steps, yet more fundamentally change and improve our operating model and the cadence in which we go to market.

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Chico's FAS, Inc.	CHS	Q1 2016 Earnings Call	May 26, 2016
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In addition to generating meaningful cost savings, these actions have the added benefit of improving our agility so that we can respond to the demands of our customers in real time and consistently deliver the merchandise that she wants.

Let me start with the supply chain efficiency initiative. After reviewing our processes, meeting with vendors, benchmarking against our peers, we assessed and sized our opportunity. We will be able to drive savings from areas such as testing products to identify winners early, positioning fabric, optimizing our floor set cadence and collaborating more effectively with our vendor partners.

For example, we know that customers seek newness and they feel compelled to buy when they think an item they love might be gone tomorrow. But there are many cases where the newness we can deliver can be greatly improved by testing that product. We need to retain the sense of newness by being more efficient in the balance of fashion versus basics, and disciplined in the amount of choice we offer. We expect that our supply chain initiative will save $30 million to $40 million annually, and that we will start seeing those savings as early as 2017. These merchandise cost savings reflect reductions in average unit cost and lower markdowns.

Turning now to marketing and non-merchandise expense. In addition to the $14 million of annualized savings we announced in April, we believe that we have the ability to reduce our marketing spend by at least another $11 million each year by using our rich history of data to determine the most effective marketing techniques to engage with our customers. Also, given our scale as a multi-brand operator, we have the opportunity to reduce our non-merchandise spend through formalized and strategic supplier rationalization, negotiation and collaboration. We expect the non-merchandise procurement changes to result in $10 million to $20 million of annual savings.

Taken together, the actions we’ve reviewed today result in a meaningful improvement to our operations and a significant savings of $65 million to $85 million. And as I said, we have more to come. I look forward to sharing further details once those plans are finalized.

Our executive team is united on the necessity and urgency of capitalizing on these operating efficiencies and continuing to focus our priorities of evolving the customer experience, leveraging actionable retail science, strengthening our brand positions and sharpening our financial principles. We look forward to continuing to update you on our progress.

Before I turn the call over to Todd, I want to touch briefly on our recent announcement regarding our nomination of Bonnie Brooks, Vice Chairman of Hudson Bay Company; and Bill Simon, the former President and Chief Executive Officer of Walmart U.S., as new independent directors to the board. Ms. Brooks and Mr. Simon both have impressive records and skill sets that we know are excellent fits to the operating priorities we are pursuing.

We look forward to sharing more about their experience and our slate for the annual meeting over the upcoming weeks. However, today’s call is about our results and the rapid actions that we are taking to improve our business, so I ask that you keep your questions focused on those topics.

And now I’ll turn the call over to Todd.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary

Thanks, Shelley, and good morning, everyone. As you’ve heard the apparel retail environment weakened throughout the first quarter. While traffic trends were challenging in our physical stores, our online business continued to be strong. But unfortunately the online volume was not enough to

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offset the overall weakness. When our sales trends started to worsen around mid-March we immediately acted to prioritize resources, reducing expenses, inventory and capital expenditures. We also intensified our promotional efforts to keep our inventory moving.

For the first quarter, net sales were $643 million, a decrease of 4.4% from last year. Gross margin dollars decreased to $262 million versus $287 million last year as our gross margin rate deleveraged by 190 basis points. The decrease in our gross margin rate as a percent of sales was primarily related to occupancy costs which deleveraged by 100 basis points, and average unit retail which was negatively impacted by our higher level of promotions. As Shelley mentioned, we quickly pivoted to cut costs as sales flowed through the quarter. This resulted in a reduction in SG&A dollars by over 3% or $7 million to $208 million, deleveraging on the sales decline by only 40 basis points versus last year.

Turning to the balance sheet, we ended the quarter in a strong cash position with $107 million in cash and short-term investments, after returning nearly $48 million to shareholders through a combination of share repurchases and dividend payments. We also repaid $2.5 million in scheduled principal payments, ending the quarter with $90 million outstanding on our term loan.

Total inventories increased by 4% in the first quarter. As we saw sales slow through the quarter we course-corrected and are focused on moving through this inventory. We strategically reduced our inventory purchases for fall and holiday. As a result of these activities, we’re positioned to mitigate any ongoing traffic issues. Therefore we expect inventory to be flat at the end of the second quarter, but down relative to last year in the third and fourth quarters. Capital expenditures totaled $13 million in the first quarter, mostly comprised of investments in existing stores and technology. During the quarter we opened seven new stores and closed eight.

Next I’d like to give you more details on the timing of the savings from the operating efficiency initiatives that Shelley just described. Combined with the marketing and digital commerce realignment that we announced last month, the operating efficiency initiatives that we discussed today will provide savings of $65 million to $85 million on an annual basis. The $30 million to $40 million in savings related to our supply chain efficiency initiative will be reflected in cost of goods sold. We expect to start seeing these supply chain savings in 2017. We expect our marketing spend optimization and non-merchandise procurement initiative to reduce SG&A by $20 million to $30 million and our previously-announced marketing and digital commerce realignment to reduce SG&A by $14 million. From these initiatives we expect to realize $15 million in savings this year with the rest of these SG&A savings realized next year.

Now I’ll update you on our financial outlook for the rest of the year. As you know, the current sales environment has impacted apparel retailers really across the board. We don’t see any short-term catalyst that would significantly change this trend, so with this current backdrop we are updating our expectations for 2016. We estimate comparable sales to be down low single-digits for the remainder of the year. We’re focused on several sales levers. First, our recent marketing mix analysis, which measures the effectiveness of our marketing methods, is helping us to allocate our resources to use those marketing tools that will drive customer engagement and return on ad spend. We are also enhancing analytics with regard to pricing and promotions to deliver a compelling value proposition for our customers. And as always, our brands are focused on providing our unique fashions and personalized service, influencing her to buy from us when she visits our store or website.

Looking ahead, for the full year we’re expecting slight gross margin deleverage as our occupancy costs will deleverage with lower sales. We do expect slight leverage of maintaining margin for the full year, but second quarter maintaining margin will be pressured by the higher inventory levels from the first quarter. To address occupancy costs, we’re continuing with our store rationalization

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program. In addition our real estate team, under new leadership, is focused on aggressively negotiating rent reductions to better align occupancy costs with store traffic levels.

We expect to see slight deleverage of SG&A across the year, given the difficult sales environment, but we also expect to see total SG&A dollars continue to decline versus last year as we adjust our cost structure. We are still planning to close approximately 50 stores this fiscal year, primarily in the Chico’s and White House | Black Market brands. The majority of the closures will occur in the back half of the year. We’re pleased with the sales transfer rates from our closed store locations as the sales transfer continues to exceed our expectations.

Given the successful transfer of our core customer and the strength of our online business, we are evaluating our fleet for potential incremental future store closures as well. In this challenging environment, we’re allocating our resources prudently. We reduced our expected capital expenditures for the year by $10 million to $65 million to $70 million. We will open approximately 15 to 20 new stores which will be primarily summer stores. Related to our priority to evolve the customer experience, we are mainly investing in our existing stores and in technology.

In closing, we’re confident in our future. We have three powerful differentiated brands with incredibly loyal customers, and we have well-defined plans to capitalize on our operating improvement opportunities.

The initiatives discussed today demonstrate our focus on sharpening our financial principles and evolving our customer experience. Successful execution will lead to strengthened performance by driving savings and efficiencies without compromising our brand differentiators, especially our distinctive customer experience.

Our supply chain efficiency initiative will heighten our agility, speed and customer responsiveness while cutting costs. Our collective marketing initiatives will more efficiently and effectively allocate our resources, and our non-merchandise procurement initiative will continue to provide further savings to increase our profitability. Our management team is resolute and energized about the actions that we are taking; knowing that executing against these initiatives will improve our business performance and enable us to increase shareholder value.

Now I’d like to turn the call back over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director

Thank you, Todd. As you know, I’ve been in this role for just shy of six months. Now that I’ve had the opportunity to perform a really deep diagnostic of our business, to build a plan and to solidify our priority, I am focused on leading this company into action. Last month, we announced a marketing and digital e-commerce realignment that generated significant savings. Today, we’re announcing supply chain and non-merchandising procurement initiatives as well as further enhancements to marketing that will save an additional $50 million to $70 million annually. And we’re continuing to look at our operating model and cost structure.

As we define our roles and responsibilities across our businesses, we know we can drive more profitability with the transactions that we have today. Reinventing our company will not only involve executing strategies and initiatives, but it must also include building the team. In this regard, I’m pleased to announce two recent key hires that will fortify our executive team and help us accomplish our goals.

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Chico's FAS, Inc.	CHS	Q1 2016 Earnings Call	May 26, 2016
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Kristin Oliver started earlier this month as our new Chief Human Resources Officer. She joins us from Walmart U.S. where she was Executive Vice President of People supporting 1.4 million associates. Kristin has significant experience implementing world-class talent attraction, development and retention programs in addition to defining roles, responsibility and structure.

We’ve also appointed Susan Lanigan as our General Counsel as announced yesterday. Susan served as Executive Vice President, General Counsel of Dollar General, from 2006 to 2014. At Dollar General she worked with senior management and the board in strategic planning and growth initiatives during a time when that company grew from $11 billion to $18 billion in revenue as well as manage governance matters. It goes without saying that both Kristin and Susan will be instrumental in the planning and execution of our strategies and initiatives to increase operational efficiency and profitability.

While we expect this challenging macro environment to continue, the actions we’re taking will ensure not only that we survive, but that we thrive. Our brand positioning and our connection with our customers are at the core of all of our efforts. As we continue to take action on our four focus areas, we are becoming more nimble, adapting much more quickly to our customers’ needs and improving our efficiency and cost structure.

Looking ahead, as we execute the initiatives discussed today, we are strengthening our foundation. We are positioning Chico’s FAS to better leverage our iconic brands and the loyal customer base we serve in order to drive substantial growth and increased shareholder value.

Thank you very much. And with that, I’ll turn the call back over to Jen for Q&A.

Jennifer Powers, Vice President-Investor Relations

Thank you, Shelley. That concludes our prepared comments. At this time, we would be happy to take your questions. In the interest of time and consideration for others, please limit yourself to one question. As Shelley noted earlier, we also ask that you keep your questions on today’s call focused on our results. Thanks.

And I’ll now turn the call back over to Andrew.

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Chico's FAS, Inc.	CHS	Q1 2016 Earnings Call	May 26, 2016
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QUESTION AND ANSWER SECTION

Operator: We will now begin the question-and-answer session. [Operator Instructions] The first question comes from Neely Tamminga of Piper Jaffray. Please go ahead.

<Q – Kayla Berg – Piper Jaffray & Co. (Broker)>: Great. Good morning. This is Kayla on for Neely. Just as we think about gross margin in the second quarter, wondering what your thoughts are on expectations between your planned promo cadence versus the need for any stepped-up clearance? And then one quick housekeeping question. Are you guys planning on sending out a schedule for the cost of goods sold adjustment you guys made in your reporting structure? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Oh, so two things. First, on the reclassification, occupancy and shipping costs in our financial statements, we actually did file an 8-K on that. It was right at the end of April. So if you want to refer back to that, it actually does have all of the historical numbers for occupancy and shipping that moved up.

And I’m sorry, your other question was on gross margin in Q2? So we absolutely took that into account as we were ending the quarter, and we know we ended with our inventory up a little bit. The transition of merchandise from spring into summer is a much more natural transition than maybe at other times of the year, so we have gone through our promotional calendar and figured out where there are tweaks that we might make. The goal is not to do a wholesale mass markdown clearance activity to be very thoughtful and very planned in how we go about moving through that inventory, and feel like we have a plan in place that will get us back to that flat inventory level by the end of the quarter.

<Q – Kayla Berg – Piper Jaffray & Co. (Broker)>: Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Betty Chen of Mizuho. Please go ahead.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Oh, thank you. Good morning. Thanks for taking our question. I was wondering if you can talk a little bit more about the supply chain initiative. Partly, we’re also curious to hear more about the testing. How much of the merchandise is currently tested? What will be some of the changes to that [ph] effort (29:20)? And how does that also impact the buying process and the timing to get you more flexibility? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. So we’re in the very early stages of the initiative, so I don’t want to make too many definitive statements while we’re still in the planning and vetting process. But we’ve done enough that we felt very comfortable with the savings numbers we’ve thrown out. At this point, I think we are further defining from a testing perspective what exactly types of merchandise we want to test, and how we are more planful as we go into the season on exactly what’s going to be tested, which vendors we’re partnering with to do that and so forth. So, early to give too much, but I think we’ve already seen with the initial work we’ve done and with validating that $30 million to $40 million in total savings, there is a lot of opportunity.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Okay. Great. Thank you. Nice progress. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you

Operator: The next question comes from Simeon Siegel of Nomura Securities. Please go ahead.

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<Q – Julie Kim – Nomura Securities International, Inc.>: Hi. It’s Julie Kim on for Simeon. Thank you for taking our question. Regarding the traffic decline you saw in the quarter. Could you give more color on how much of the comp was driven by traffic and your outlook on the environment moving forward? And if you’re taking any actions to prepare for that? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: You bet. So interestingly, our transactions ended up being slightly negative, but really fairly close to flattish, so that gives us a lot of hope. We did see traffic in stores down, though less than the overall mall. And we were largely able to make up for that with online transactions as well as just very strong in-store conversion. So kind of when she came into the store, she was buying, and that’s a good sign for us. We also did bump up some of the promotional activity during the quarter, which you saw that was the more significant impact on comp sales, as our average unit retail was really the big decline here.

As we look forward, kind of we know what we know today. I think it’s fair to say that none of us are professional economists so we know what traffic trends we’re seeing, and what fashion trends we’re seeing, and we’re really building the business around that and taking a healthy degree of conservatism. So before we said things like we expect inventory to be down in Q3 and Q4, we took the actions that would make sure we got to that position even if tough traffic persisted. So that is well-considered in our outlook for the future quarters.

<Q – Julie Kim – Nomura Securities International, Inc.>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Ed Yruma of KeyBanc Capital Markets. Please go ahead.

<Q – Ed Yruma – KeyBanc Capital Markets>: Hi. Thanks so much. You just talked about the potential for rent relief, or that you’re looking into getting a new real estate team. I know that the Real Estate Convention was this week, I guess have you begun those conversations with the landlords? Can you provide any kind of contextualization as to what rent relief may look like? And then I guess as a follow-up, in some of these supply chain improvements, how should we contemplate the potential to improve speed as part of that process? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So I’ll start with rent relief. We have been looking at rents all the way along. The beauty of having so much customer information is, when we close the store we have the ability to track what we would have expected the customer to spend, and then what she eventually spent, and where it went to. So did it go to a nearby store? Did it go online? For us we’re able to see that we have a customer that is incredibly mobile and those sales can show up in places that you never would have necessarily expected in a traditional real estate model.

So we’re able to share some of that information with our landlords and really, working with them pretty aggressively to understand what traffic trends are, what our business looks like, and frankly to make sure that we maintain the profitability of the bricks-and-mortar stores that we have out there.

So one thing probably to note that is a big deal for us, we do only have, like in the Chico’s brand, less than 25% of its stores are in enclosed malls. So we have a little bit of a benefit in that Chico’s ends up being a destination in a lot of cases, as opposed to having to require being in an enclosed mall and depending on that traffic. So that gives us a little bit of an advantage, it gives us more flexibility on our real estate, and also gives us a little bit more flexibility as we’re talking to our landlords.

And in terms of speed to market, you want to chime in on that one, Shelley?

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<A – Shelley Broader – Chico’s FAS, Inc.>: I think that’s a very exciting opportunity for us in the supply chain business, and when you look at not only what’s happening with fast fashion but the immediacy of meeting customer demand. So the idea of changing the cadence of our calendar is that much more matches the purchasing patterns of our consumers and the fact that we have the data that will tell us when she’s coming in, when she looking for newness, how much of that she’s looking at online and purchasing in-store, how much of that she’s purchasing online, and significantly reducing our speed to market, while taking costs out of the system is the goal of this project.

<Q – Ed Yruma – KeyBanc Capital Markets>: Great. Thanks so much.

Operator: The next question comes from Randy Konik of Jefferies. Please go ahead.

<Q>: Hi. This is [indiscernible] (35:40) on for Randy. Thanks for taking our question. Just had a couple of questions on products at White House | Black Market, first is the special occasion business, can you give us a sense of how big that business was at its peak, where it is now and where you ultimately think the right size is for that business? And then secondly on the White House accessories business it seems like that’s seen a nice turn in the last few quarters after being weak, if you could just give us a sense of what’s going on there and how you see it trending in the future? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: You bet. So first special occasion, it is fair to say White House | Black Market really started out being known for their special occasion business so it was a significant piece of the business particularly dresses. Over time as trends have changed, as work has become more significant to the business, as we’ve seen very strong trends in denim, that special occasion business has dipped quite a bit and so the truth of where we’re at today is somewhere in the middle.

I don’t think – I think we view making sure that White House is a destination for much more than just special occasion is really important, but there is a happy balance where there are still a lot of customers out there that look to White House for special occasion dressing. So it will be a work in progress but building back into it especially as we get towards the holiday season where that special occasion business is really crucial. In terms of accessories, it continues to be an area for White House of focus. I think for all – both Chico’s and White House that ability to have accessories as an outfit builder and to complete an outfit, is something that just gives us a natural added units per transaction, and so it’s been something that the brand has put a lot of effort behind and...

<A – Shelley Broader – Chico’s FAS, Inc.>: And really pleased by the aesthetic in the leather good side especially on jewelry and handbags as well. We’ve had some tremendous customer response in footwear and as Todd said in our model, in our most amazing personal service model, when customers come into our shops, meet with our associates and are talking about building their outfit, putting on that additional belt, matching with that two-tone leather tote, we’ve had tremendous success in building our transaction size and continue starting out in a smaller test with expanding our accessories business in White House and are now very excited about the possibilities in the future of that business.

<Q>: Great. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Adrienne Yih of Wolfe Research. Please go ahead.

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<Q – Doug Drummond – Wolfe Research, LLC>: Hi. Good morning. This is Doug Drummond on for Adrienne today. You said online transactions were up nicely in the quarter. The quarter-to-date, are you using any uptick in DTC sales as a precursor to brick-and-mortar sales especially as we progress closer to Memorial Day? And as a follow-up on that, have you seen any differential between warm weather states in 1Q? Thanks a lot.

<A – Todd Vogensen – Chico’s FAS, Inc.>: I would say in terms of geographical trends, it’s been really variable. I don’t know that I would call out any one particular trend as overriding another. At times we’ve seen our Northeast perform very strong, and at times weather has not been our friend. So it’s been a little bit inconsistent. And I’m sorry the other part of your question was e-commerce trends? Yeah, so the last quarter was really the defining mark for us where we used to give out a fair amount of information on our quarter-to-date trends, and decided last quarter really as we talked three weeks into the quarter, any trends that we talk about can tend to be a little bit of an outlier from where the full quarter will play out. So we’ve kind of gotten away from trying to give a lot of commentary on how the quarter is trending so far, knowing that there is still an awful lot of quarter yet to go. And also, the timing of Memorial Day has shifted from last year, so trends that we’re seeing right now are just a little more difficult to read because that timing of the big holiday plays a huge part in both online and in-store traffic.

<Q – Doug Drummond – Wolfe Research, LLC>: Okay. That’s fair enough. Thanks a lot, guys.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: [Operator Instructions] The next question comes from Marni Shapiro of The Retail Tracker. Please go ahead.

<Q – Marni Shapiro – The Retail Tracker>: Hey, guys. I’m sorry if I missed this in two years, but Soma looks to be like the highlight here and it seems as if your customer is very loyal. What percentage of your sales at Soma are done online? It’s a very different business. And have you considered putting either Soma pop-ups or Soma product into Chico’s or White House?

<A – Todd Vogensen – Chico’s FAS, Inc.>: So, Marni, this is Todd. I think we’ve said for a while and it continues to be true, it will probably always be true that Soma very much lends itself to online selling. Soma is a natural re-order point for customers, and with our latest bra launch, we are even seeing that we’ve had a very big uptick over the most recent period in customers that are making even that first purchase online. So I would think Soma would have our deepest online penetration really as we go forward. That’s just the nature of that business.

I’m sorry, second half of your question?

<Q – Marni Shapiro – The Retail Tracker>: Would you put it into a Chico’s or White House or a similar product?

<A – Todd Vogensen – Chico’s FAS, Inc.>: We actually started out, as you know, as Soma by Chico’s, so it has been in Chico’s stores in the past. I think the key for us is figuring out the right natural product that fits into different selling models, and it’s something that we’re looking at right now.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah, the channel question is a great one, and I think it really applies to all of our brands. I mean, right now, we’re a...

<Q – Marni Shapiro – The Retail Tracker>: Right.

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<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah, we’re a two-channel retailer. We’ve got our bricks-and-mortar presence and we’ve got our online and digital presence. And so I think that part of the strategic review that we go through is looking at what is the best way to get our products in the hands of our customers, and certainly looking at channels for us is a big part of that. And the crossover between our brands, whether there’s a huge opportunity there or whether we continue to look at alternative channels too.

<Q – Marni Shapiro – The Retail Tracker>: Sorry, that’s what I was leaning towards. Like even if you did Chico’s intimates, given all the knowledge that you now have about that business, or White House intimates would seem more obvious to me I guess.

<A – Shelley Broader – Chico’s FAS, Inc.>: That’s right. Yes.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yes, I think that’s fair. And just so you know, we also recently launched Soma into our franchise partner in Mexico. It’s kind of an example of going into a different...

<A – Shelley Broader – Chico’s FAS, Inc.>: Channel.

<A – Todd Vogensen – Chico’s FAS, Inc.>: A different channel. Thank you. And has been very successful. So I think we’re continuing to look at it, and there will be more opportunities.

<Q – Marni Shapiro – The Retail Tracker>: Fantastic. Best of luck, guys.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks.

Operator: The next question comes from Anna Andreeva of Oppenheimer. Please go ahead.

<Q>: Hi. Good morning, this is [ph] Sam Lehman (43:29) on for Anna. Thanks for taking our question. We were wondering if you could provide any color on inventory by division and how you feel about carryover levels coming into 2Q. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: You bet. So we don’t typically break down our inventory by division. If you look at the comps, the negative comps were probably the biggest driver of the inventory increase, so that will probably be an indicator for you of where the inventory is. As we go into Q2, I think I’ve said before that the transition of product from spring into summer is a little bit more natural than other times of the year where that product can have maybe a little bit longer life than it might have as you’re going from say winter into spring as comparison. So we do have about 4% more inventory, but we feel very comfortable that we’ve set up the plans to be able to move through that inventory. And our plan at this point is even with current traffic levels, to end with our inventories approximately flat as we exit Q2, and then down as we go into Q3 and Q4.

<Q>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay. Thank you.

Operator: The next question comes from Paul Trussell of Deutsche Bank. Please go ahead.

<Q – Gaby Carbone – Deutsche Bank Securities, Inc.>: Hi. Good morning this is Gaby Carbone on for Paul. Thanks for taking our question.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Hey, Gaby.

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<Q – Gaby Carbone – Deutsche Bank Securities, Inc.>: Good. How are you? So given the reduction in CapEx, I was wondering if you could provide some color on how we should be thinking about investment spend beyond this year? And where you think the largest investments might need to be made?

<A – Todd Vogensen – Chico’s FAS, Inc.>: So I think ongoing we – there are two big areas, technology which will continue to provide new opportunities for us not only to modernize systems, but also to make sure we’re keeping up with current technologies on our existing systems. And then from a brick-and-mortar perspective I would say a lot more of our capital is going to be spent on making sure that our fleet reflects the customer experience that we want. So that means going in and making sure that we’re doing ongoing refreshes and remodels and making sure that that fleet that we have a very large investment in stays as fresh as it should. So in total, if you’re looking at that $70 million to $80 million range as somewhat of a baseline, that’s probably a good starting point for you.

<Q – Gaby Carbone – Deutsche Bank Securities, Inc.>: Okay. Thanks. Then just a quick follow up. So you mentioned you’re continuing with your store rationalization. Can you provide any color on how you’re thinking about closures beyond this year?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So I think it was last year that we announced we’d have in the neighborhood of 170 to 175 store closures through 2017. Based on the 50 (sic) [15] that we’re expecting this year, that would leave 50-ish for 2017. Beyond that we haven’t really gotten into it. What we wanted to do was get a little further into our rationalization program and really revisit store transfer and all of the elements that played into sales transfer and how, and where, we could leverage that better in the future. So we’re a little bit TBD on after 2017 until we get a chance to do some more of that analysis and we’ll definitely – that will be something we’ll be talking about on future calls.

<Q – Gaby Carbone – Deutsche Bank Securities, Inc.>: Okay. Great. Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Susan Anderson of FBR and Company. Please go ahead.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Hi. Good morning. Thanks for taking my question. I was wondering if you could talk a little bit about, I guess, the timing this year of the $15 million, is that all pulling through in the second through fourth quarter. Then did you see any of the original $14 million in the first quarter? And then as we think about all of the savings kind of flowing through by fiscal 2017, should we think about most of this flowing to the bottom line? Or do you expect maybe to give a little bit more back in promotions if the environment remains competitive or even better quality into the product? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: You bet. So to answer your last question first, this is about driving better profitability and right-sizing our expense structure for the sales that we have. We absolutely believe that we can get better profitability off of exactly the same amount of transactions that we have today. And so as we look at SG&A savings like marketing, it’s about dropping those to the bottom line.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Right.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Now from a timing perspective, as you can imagine, a lot of marketing spend relates to things that we have to commit to fairly long in advance. So there’s some small amounts that, yes, we would have seen in Q1 or Q2. The bulk of those savings will probably be more back-half oriented.

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<Q – Susan Anderson – FBR Capital Markets & Co.>: Got it. That’s helpful.

<A – Shelley Broader – Chico’s FAS, Inc.>: I think it’s important to point out too, in relationship to marketing savings, that this isn’t about reducing the customer-facing idea that our brands are a great value. So this isn’t about cranking down our discounting and promotional cadence. This is about smart and effective use of leveraging our size and scale, and making sure that we’re sending our best offers to the customers most likely to activate on those. So I wouldn’t want that to be misconstrued as we’re chopping those marketing dollars down which is then going to stop our promotional cadence which would then result in a big crank back to our customers. There is efficiencies to be gained, and dollars to be saved, and having our customers still experience a great value opportunity with our brand.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Got it. That’s helpful. Good luck next quarter.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thanks.

Operator: And the last question today will come from Brian Tunick of RBC Capital Markets. Please go ahead.

<Q – Leslie Elder – RBC Capital Markets LLC>: Hi. This is Leslie Elder on for Brian. We were just wondering if you could talk a little bit more about what digital initiatives you see underway at Chico’s and White House that could really move the needle most significantly over the next 12 months to 18 months.

<A – Shelley Broader – Chico’s FAS, Inc.>: Well, we know we have to win at the intersection of physical and digital, and that’s the things that we know about the customer for sure is that obviously digital commerce and e-commerce is here to stay. But I believe that even the pure play digital retailers are looking for a way to physically interface with their customers. And I think we have three such exciting brands to provide a real omni experience for our customers. And so we just launched our new Chico’s website just this last quarter, and we’re extremely excited, and our customers are very receptive to just that particular launch. We’re also continuing to modify our real omni presence.

So when a customer is in our store today, shopping for our product and they find what they want or perhaps they would like to see something in another color or another size, all of our associates today are starting to be armed with that customer facing iPad technology where they can pull up, not only the data that we have on that customer, so we can look at that customer’s shopping experience with us, what they purchased in the past, what items they might have at home that we’ll be able to match of with items but we’re also starting to move that into the hands of our consumer and we’ll be able to share more of that with you in the future.

<Q – Leslie Elder – RBC Capital Markets LLC>: Okay. Great. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Jennifer Powers for any closing remarks.

Jennifer Powers, Vice President-Investor Relations

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Thank you, Andrew. That concludes our call for this morning. Thank you all for joining us this morning, and we appreciate your continuing interest in Chico’s FAS.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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